UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2013

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (828) 259-3939

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2013, the Board of Directors of HomeTrust Bancshares, Inc. (the “Company”), the holding company for HomeTrust Bank (the “Bank”), approved a CEO succession plan pursuant to which F. Edward Broadwell, Jr. will retire as Chairman and Chief Executive Officer of the Company and the Bank effective at the Company’s next annual meeting of shareholders, which is expected to be held in November 2013.  Mr. Broadwell will be succeeded as CEO by Dana L. Stonestreet, who currently serves as President and Chief Operating Officer and a director of the Company and the Bank. Effective July 1, 2013 until Mr. Broadwell’s retirement date, Messrs. Broadwell and Stonestreet will serve as co-CEOs of the Company and the Bank.  A copy of the press release issued by the Company on March 28, 2013 announcing the CEO succession plan is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Mr. Broadwell will continue as a director of the Company and the Bank until the Company’s annual meeting of shareholders to be held in the fall of 2014.  In addition, following his retirement as Chairman and CEO, Mr. Broadwell is expected to be appointed as Chairman Emeritus and will remain employed by the Company and the Bank until December 17, 2013, the expiration date of his employment agreement.

Background information for Mr. Stonestreet, age 59, is contained in Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press release dated March 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: March 29, 2013	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 28, 2013